Exhibit 10.2

RENEWAL COMMERCIAL TERM PROMISSORY NOTE

This Note renews and supersedes in its entirety that certain Renewal, Advance and Consolidated Commercial Term Promissory Note dated effective March 30, 2012, in the original and current principal amount of $5,000,000.00.

$5,000,000.00	Effective Date: July 11, 2013

Borrower’s Promise to Pay

For value received, the undersigned, ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation, authorized to do business in the State of Florida (the “Borrower”) promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the “Lender”), the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), together with interest on the principal balance remaining unpaid from time to time at the rates set forth below.

1. Term. The term of this Note is from the date of this Note through July 11, 2016 (the “Maturity Date”).

2. Interest. The Interest Rate shall be a variable rate at 500 basis points (5.00%) above the One-Month “LIBOR-Index Rate”, and shall be adjusted every month on each Interest Rate Determination Date with all such interest rate terms defined as set forth in “ADDENDUM A” attached hereto and made a part hereof. Interest will be calculated on the basis of a 360-day year for actual number of days lapsed during the calculation period.

3. Payments.

(A) Monthly Interest Payments. Commencing on August 11, 2013, and on the same day of each month thereafter through the Maturity Date, monthly accrued interest payments shall be due and payable on the principal outstanding from time to time.

(B) Fixed Principal Payments. Borrower agrees to pay semi-annual fixed principal payments of Five Hundred Thousand Dollars ($500,000.00), the payment of which shall be due and payable on January 11 and July 11 each year through and including the Maturity Date.

(C) Maturity. On the Maturity Date, the entire principal indebtedness, plus all accrued and unpaid interest shall be due and payable in full.

All payments shall be made at: 201 E. Kennedy Boulevard, Suite 1800, Tampa, Florida 33602, or at such other place as may be designated in writing by the Lender.

4. Borrower’s Right to Prepay. This Note may be prepaid at any time without penalty.

5. Interest Limitation. Interest payable under this Note or any other payment which would be considered as interest or other charge for the use or loan of money shall never exceed the highest contract rate allowed by law applicable to this loan to be charged by Lender. If the interest or other charges collected or to be collected in connection with this loan exceed the permitted limits, then: (A) any such interest or loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (B) any sums already collected from Borrower which exceeded permitted limits will be refunded. The Lender may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to Borrower. If a refund reduces principal, the reduction will be treated as a partial prepayment.

6. Borrower’s Failure To Pay As Required.

(A) Late Charge for Overdue Payments. If the Lender has not received the full amount of any payment by the end of ten (10) calendar days after it is due, Borrower will pay a late charge to the Lender equal to 5% of the overdue payment of principal and/ or interest. The payment or collection of any such late charge shall not constitute a waiver of any other right or remedy available to the Lender.

(B) Default. If Borrower fails to pay the full amount of any payment by the end of the ten (10) calendar days after it is due, Borrower will be in default, and upon such default by Borrower, Lender may declare the entire principal and interest then remaining unpaid to be immediately due and payable without further notice or demand, and the entire unpaid principal balance shall bear interest at the “Default Interest Rate”. The “Default Interest Rate” shall be five percent (5%) per annum above the contract interest rate set forth above, but not exceeding 18% per annum.

(C) Acceleration. If Borrower is in default after expiration of any applicable cure periods, the Lender may require Borrower to pay immediately the full amount of principal which has not been paid and all the interest that Borrower owes on that amount without further notice.

(D) No Waiver By Lender. Even if, at a time when Borrower is in default, the Lender does not require Borrower to pay immediately in full as described above, the Lender will still have the right to do so if Borrower is in default at a later time.

(E) Payment of Lender’s Costs and Expenses. If the Lender has required Borrower to pay immediately in full as described above, the Lender will have the right to be paid back by Borrower for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys’ fees whether suit be brought or not, and including such fees and costs in any appellate, bankruptcy or post judgment proceedings.

7. Attorneys’ Fees. All parties liable for the payment of this Note agree to pay the Lender reasonable attorneys’ fees and costs, whether or not an action is brought, for the services of counsel employed after maturity or default to collect this Note or any principal or interest due hereunder, or to protect the security, if any, or enforce the performance of any other agreement contained in this Note or in any instrument of security executed in connection with this loan, including costs and attorneys’ fees on any garnishment action, or for any appeal, or in any proceedings under the federal Bankruptcy Code or in any post-judgment proceedings.

8. Allocation of Payments. Payments shall be applied by Lender first to any late fees or other expenses of Lender hereunder, then to accrued interest and finally to principal.

9. Giving of Notice. Unless applicable law requires a different method, any notice that must be given to Borrower under this Note will be given by mailing it by first class mail or by delivering it to Borrower at 5215 West Laurel Street, Tampa, Florida 33607, or at a different address if Borrower gives the Lender prior written notice of a different address.

Any notice that must be given to the Lender under this Note will be given by mailing it by first class mail to the Lender at the address stated in Section 3 above or at a different address if Borrower is given a notice of that different address.

10. Set Off. The Borrower shall have no right of set off against the Lender under this Note or under any instruments securing this Note or executed in connection with the loan evidenced hereby. The Lender, however, shall have the right, immediately and without further action by it, to set off against this Note all money owed by the Lender in any capacity to Borrower, whether or not due.

11. Obligations of Persons Under This Note. If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety, or endorser of this Note is obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety, or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Lender may enforce its rights under this Note against each person individually or against all obligators together. This means that any one of them may be required to pay all of the amounts owed under this Note. Notwithstanding the above, the “person” executing this Note as an officer of the Borrower, is not personally liable on this Note obligation.

12. Waivers and Consents. Borrower and any other person who has obligations under this Note waive diligence presentment, protest and demand and also notice of dishonor and non-payment of this Note.

13. This Note Secured by Security Instruments. In addition to the protections given to the Lender under this Note, a Loan and Security Agreement protects the Lender from possible losses which might result if Borrower does not keep the promises made in this Note. That Loan and Security Agreement describes how and under what conditions Borrower may be required to make immediate payment in full or in part of the amounts owed under this Note.

14. Litigation. Any litigation between the parties brought in connection with this Note or concerning the subject matter hereof prior to closing of the Loan shall only be brought in Hillsborough County, Florida. In any such litigation, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs. The Borrower and any guarantors further knowingly, voluntarily and intentionally, waive any right to trial by jury in respect of any litigation arising out of, under, or in connection with this Note, or the loan.

15. Business Purpose Loan. The Borrower acknowledges that the proceeds of the loan are to be used for business or commercial purposes only, and not for personal, family or household purposes.

16. Cross-Default and Cross-Collateralization of Rate Management Agreements and Rate Management Obligations. “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time. “Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement. If Borrower enters into a Rate Management Agreement, Borrower promises to promptly pay all Rate Management Obligations, and perform all of the covenants and obligations under the Rate Management Agreements. Any default under the Rate Management Agreements or failure to pay the Rate Management Obligations when due shall be a default under this Note. The payment and performance of this Note, the Rate Management Agreements and Rate Management Obligations are all secured by the Mortgage and other security agreements.

17. WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE

AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THIS LOAN AND EXTENSIONS OF CREDIT TO BORROWER.

“BORROWER”

ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation

By:
Michael Holmes, as its Chief Financial Officer

(CORPORATE SEAL)

Documentary stamps in the amount required by Florida law for the Note renewed herein have been paid and stamps have been notated on the Original Note attached hereto.

ATTACHMENT:

Addendum A to Note - LIBOR Index Rate

Addendum A to Note

LIBOR Index Rate

SECTION 1

Definitions. As used in this Addendum, the following terms shall have the meanings set forth below:

“Bank” shall mean Fifth Third Bank and its successors and assigns.

“Borrower” shall collectively and individually refer to the maker of the attached promissory note (“Note”). The terms of this Addendum are hereby incorporated into the Note and in the event of any conflict between the terms of the Note and the terms of this Addendum, the terms of this Addendum shall control.

“Business Day” shall mean, with respect to Interest Periods applicable to the LIBOR Rate, a day on which Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.

“Interest Period” shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, depending on the initial funding date and (ii) no Interest Period shall extend beyond the maturity date of the Note.

“Interest Rate Determination Date” shall mean the date the Note is initially funded and the eleventh (11th) Calendar Day (or next Business Day thereafter) of each calendar month thereafter.

“LIBOR Rate” shall mean that rate per annum effective on any Interest Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Bank, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Bank to be the rate at which U.S. dollar deposits for the Interest Period, are offered to Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which Bank is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Prime Rate” shall mean the publicly announced prime lending rate of Bank from time to time in effect, which rate may not be the lowest or best lending rate made available by Bank or, if the Note is governed by Subtitle 10 of Title 12 of the Commercial Law Article of the Annotated Code of Maryland, “Prime Rate” shall mean the Wall Street Journal Prime Rate, which is the Prime Rate published in the “Money Rates” section of the Wall Street Journal from time to time.

SECTION 2

Interest. The Borrower shall pay interest upon the unpaid principal balance of the Note at the LIBOR Rate plus the margin provided in the Note (which principal balance shall not include the Letter of Credit Obligations until such Letter of Credit Obligations are drawn upon and honored by Bank, and remain unreimbursed by Borrower). Interest shall be due and payable as provided in the Note and shall be calculated on the basis of a 360 day year and the actual number of days elapsed. The interest rate shall remain fixed during each month based upon the interest rate established pursuant to this Addendum on the applicable Interest Rate Determination Date.

SECTION 3

Additional Costs. In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) shall impose any other condition with respect to the Note, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the Note or to reduce any amount receivable by Bank hereunder, and Bank determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then the Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such increased costs (the “Additional Costs””). A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by Bank, shall be conclusive and binding in the absence of manifest error.

SECTION 4

Unavailability Of Dollar Deposits. If Bank determines in its sole discretion at any time (the “Determination Date”) that it can no longer make, fund or maintain LIBOR based loans due to illegality or if the LIBOR Rate cannot be ascertained, then Bank will notify the Borrower and thereafter will have no obligation to make, fund or maintain LIBOR based loans. Upon such Determination Date the Note will be converted to a variable rate loan based upon the equivalent Prime Rate. Thereafter the interest rate on the Note shall adjust simultaneously with any fluctuation in the Prime Rate.

ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation

By:
Michael Holmes, as its Chief Financial Officer

(CORPORATE SEAL)